KIMBERLY-CLARK CORPORATION
SEVERANCE PAY PLAN

Amended and Restated as of June 25, 2013

TABLE OF CONTENTS

ARTICLE    TITLE

I    NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

II    DEFINITIONS

III    ELIGIBILITY AND PARTICIPATION

IV    SEVERANCE BENEFITS

V    PLAN ADMINISTRATION

VI    LIMITATIONS AND LIABILITIES

APPENDIX A - COVERED EMPLOYERS

APPENDIX B - 2013 CHESTER VOLUNTARY INCENTIVE RETIREMENT PROGRAM

APPENDIX C - PARIS AND OGDEN MILLS 2013 VOLUNTARY SEVERANCE PROGRAMS

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1
Name of the Plan. Kimberly-Clark Corporation (the “Corporation”) hereby establishes a severance pay plan for its Employees, to be known as the Kimberly-Clark Corporation Severance Pay Plan (the “Plan”) as set forth in this document. The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2
Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees a severance benefit in the event of involuntary termination of employment. The Plan is not intended as a replacement or substitution for any confidentiality or noncompete agreement between an Employee and Employer executed prior or subsequent to the effective date of the Plan.

1.3	Effective Date. The Plan is effective as of January 1, 1998 and is amended and restated to apply to involuntary Separations of Service after January 1, 2013.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

(a)	AIP: The Annual Incentive Program or any successor plan.

(b)
Average MAAP: The three year average of the annual awards paid to the Participant under MAAP or EOAAP. The three year average of the annual awards paid to the Participant will be determined based on the three year period consisting of the year of the termination of employment (or, if the award for that year has not yet paid for the year of severance, for the preceding year) and the two preceding years. If a Participant has been paid less than three years of annual awards the Average MAAP will be determined based on the average dollar amount of the annual awards paid in prior years to the Participant under MAAP or EOAAP. If a Participant has not received any prior payment of annual awards, the Average MAAP will be determined as follows:

(i)
For a Participant classified at the Corporation’s Grade 1 through 4 level, as defined by the Corporation’s compensation department, the Average MAAP shall be calculated based on the prior three year average MAAP payment to other employees at the same grade level.

(ii)
For a Participant at the GSLT level (except for the Chief Executive Officer of the Corporation), the Average MAAP shall be calculated based on the prior three year average MAAP or EOAAP payment to Participants at GSLT level.

(iii)
For the Chief Executive Officer of the Corporation, the Average MAAP shall be calculated based on the prior three year average MAAP or EOAAP payment to the previous Chief Executive Officer(s) of the Corporation.

(c)	Board: The Board of Directors of the Corporation.

(d)
Cause: Any termination of employment which is classified by the Employer as for cause, including but not limited to: (i) unsatisfactory performance of duties or inability to meet the requirements of the position, unless classified by the Employer as a Performance Termination; (ii) any habitual neglect of duty or misconduct of the Employee in discharging any of his duties and responsibilities; (iii) excessive unexcused, or statutorily unprotected absenteeism or inattention to duties; (iv) failure or refusal to comply with the provisions of the Employer’s personnel manual or any other rule or policy of the Employer; (v) misconduct, including but not limited to, engaging in conduct which the Committee reasonably determines to be detrimental to the Employer; (vi) disloyal, dishonest or illegal conduct by the Employee; (vii) theft, fraud, embezzlement or other criminal activity involving the Employee’s relationship with the Employer; (viii) violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; (ix) suspension, revocation, or other restriction of the Participant’s professional license, if applicable; or (x) the Employer’s inability to confirm, to its sole satisfaction, the references and/or credentials which the Participant provided with respect to any professional license, educational background and employment history.

(e)
COBRA: Medical continuation coverage elected under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985. Participants shall be eligible to receive medical continuation coverage under COBRA for the number of months provided under Article IV without payment of the applicable premium if the Participant is otherwise eligible for, and timely elects, COBRA medical continuation coverage. The Participant shall be responsible for any additional months of COBRA coverage elected beyond the months of COBRA provided by the Corporation under this Plan. The Participant may also enroll in other applicable COBRA coverage (e.g. dental and/or the health care spending accounts); however, the Participant shall be responsible for and must pay the COBRA premium for such coverage.

(f)	Code: The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

(g)	Committee: The Benefits Administration Committee is appointed to administer and regulate the Plan as provided in Article V.

(h)
Comparable Position: A position offered to an employee will be considered a Comparable Position under this Plan unless the Committee determines in its sole discretion that any of the following apply (i) there is a material diminution in the Employee’s Earnings on the date of such offer, (ii) a material change in the geographic location at which the Employee must perform the services, (iii) the position offered to the Employee is a material diminution of the Employee’s authority, duties or responsibilities. The Employee must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial offer of the non-Comparable Position to the employee, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the offer and not be required to pay the severance amount. The determination whether a position offered will be considered a Comparable Position under this Plan shall be in the Committee’s sole discretion and the Committee shall have the power to promulgate Committee Rules and other guidelines in connection with this determination. Any such determination by the Committee whether a Participant is offered a Comparable Position shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan.

(i)
Earnings: The base salary of an Eligible Employee at his or her current stated hourly, weekly, monthly or annual rate on his Termination Date. If Eligible Employee is a full-time Employee, Earnings are the hourly pay rate (excluding shift differential) times 40 (hours).

If Eligible Employee is an Employee who works less than 40 hours per week, Earnings are the hourly pay rate (excluding shift differential) times the Employee’s regularly scheduled hours per week. Earnings do not include overtime pay, MAAP, bonus or other remuneration for all Eligible Employees. The calculation of a week of Earnings shall be made subject to any applicable Committee rule.

(j)
Effective Date: January 1, 1998, or with respect to a particular Subsidiary, such later date as of which the Committee deems such Subsidiary to be an Employer, or as set forth in Appendix A. The Plan is amended and restated to apply to involuntary Separations of Service after June 1, 2011.

(k)
Eligible Employee: An hourly Employee not covered by a collective bargaining unit, or salaried Employee, on the regular payroll of an Employer. For purposes of this subsection, “on the regular payroll of an Employer” shall mean paid through the payroll department of such Employer, and shall exclude employees classified by an Employer as intermittent or temporary, and persons classified by an Employer as independent contractors, regardless of how such employees may be classified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

(l)	Employee: A person employed by an Employer.

(m)	Employer: The Corporation and each Subsidiary which the Committee shall from time to time designate as an Employer for purposes of the Plan. A list of Employers is set forth in Appendix A.

(n)	EOAAP: The Executive Officer Achievement Award Program or any successor plan.

(o)	MAAP: The Management Achievement Award Program or any successor plan.

(p)	MAAP Eligible: Eligible Employees who as of their date of termination of employment meet the eligibility requirements to participate under MAAP.

(q)	Participant: An individual who has met the eligibility requirements to receive Severance Pay pursuant to Article III.

(r)
Performance Termination: Any termination of employment with the Corporation or a Subsidiary which is classified by the Employer as for unsatisfactory performance of duties, or inability to meet the requirements of the position. The termination of employment will be classified as a Performance Termination if it is approved by the Employee’s team leader, the supervisor of the team leader for the Employee and the applicable Human Resources Business Partner, and also meets one of the following criteria:

(i)
the Employee’s overall performance rating was Unacceptable or Inconsistent during his or her most recent annual performance review and has in the judgment of the Employee’s team leader, subsequently failed to successfully improve his or her performance to an acceptable level following completion of a Performance Improvement Plan; or

(ii)
If the Employee has not had a performance rating in 2013 or later, the Employee’s overall performance rating was either categorized in box one, two or three during his or her most recent performance review, or categorized in a box less than six during each of his or her two most recent annual performance reviews and has in the judgment of the Employee’s team leader, subsequently failed to successfully improve his or her performance to an acceptable level following completion of a Performance Improvement Plan; or

(iii)
the Employee’s team leader has offered the Employee a choice of either entering into a Performance Improvement Plan or a Performance Termination, and the Employee has elected a Performance Termination rather than entering into a Performance Improvement Plan.

(s)	Plan Year: A twelve calendar month period beginning January 1 through December 31.

(t)
Separation from Service. Termination of employment with the Corporation or a Subsidiary. A Separation from Service will be deemed to have occurred if the Employee’s services with the Corporation or a Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the determination of a Separation from Service and any such determination by the Committee shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan.

(u)	Severance Pay: Payment made to a Participant pursuant to Article IV hereof.

(v)
Subsidiary: Any corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Corporation, which is incorporated under the laws of one of the States of the United States.

(w)	Termination Date: The date of an Employee’s Separation from Service.

(x)
Years of Service: An Employee shall be credited with a Year of Service for each year commencing with the Employee’s vacation eligibility date as maintained by the payroll department of such Employer until the Employee’s Termination Date, rounded to the nearest whole year of service. Notwithstanding any provision in the Plan to the contrary, an Employee’s credited Years of Service shall be reduced to the extent such Years of Service have previously been used to calculate a prior severance payment to the Employee.

2.2
Construction: Where appearing in the Plan the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Participation. An Eligible Employee shall become a Participant on the later of the Effective Date or the first day actively employed by an Employer.

3.2	Eligibility. Each Participant whose employment is involuntarily terminated shall receive Severance Pay; provided, however, that Severance Pay shall not be paid to any Participant who:

(a)	is terminated for Cause;

(b)	is terminated during a period in which such Participant is not actively at work (i.e. has been on leave) for more than 25 weeks, except to the extent otherwise required by law;

(c)	voluntarily quits or retires;

(d)	dies;

(e)	is offered a Comparable Position as defined in Section 3.5 below.

3.3    Duration. A Participant remains a Participant under the Plan until the earliest of:

(a)	the date the Participant is no longer an Eligible Employee;

(b)	the Participant’s Termination Date; or

(c)	the date the Plan terminates.

3.4
Severance Agreement and Release. No Participant shall be entitled to receive Severance Pay hereunder unless such Participant executes a Separation Agreement and Full and Final Release of Claims (the “Agreement”), in the form required by the Corporation, within the period specified for such individual therein and such Participant does not revoke such Agreement in writing within the 7-day period following the date on which it is executed.

3.5	Comparable Position. Severance Pay shall not be paid to any Employee whose employment is involuntarily terminated related to

(a)
any separation or reorganization of the Corporation including, but not limited to, a sale, spin-off or shutdown of a portion of the Corporation, including but not limited to a portion of a mill or other location, if such Employee is offered a Comparable Position with the successor entity,

(b)	the outsourcing of an Employee to a company other than an Employer, in which such Employee is offered or continues in a Comparable Position, or

(c)	any elimination of a job function, or transfer of an Employee’s position to another location, in which such Employee is offered a Comparable Position with the Corporation.

ARTICLE IV

SEVERANCE BENEFITS

4.1
Severance Pay. Whether any Severance Pay is payable under this Plan, or any increase or decrease in the amount of Severance Pay, shall be in the sole discretion and as authorized pursuant to subsection 5.7(b) below. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. Subject to the exercise of such discretion, a Participant’s Severance Pay shall be determined as follows:

(a)	Each individual who is eligible as provided in Article III above, shall receive, the Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services set forth below.

Provision	GSLT	Grades 1-4	Other MAAP-Eligible	Salaried Exempt	Salaried Non-Exempt	Production Non-Union
Severance -Termination on or after 12 months employment	2 x the sum of annual Earnings plus Average MAAP	The sum of annual Earnings plus Average MAAP	2 weeks of Earnings per Year of Service (26 weeks Earnings minimum)	2 weeks of Earnings per Year of Service (12 weeks Earnings minimum)	1 week of Earnings per Year of Service (6 weeks Earnings minimum)	1 week of Earnings per Year of Service (6 weeks Earnings minimum)
Severance - Termination within first 12 months employment	3 months Earnings	3 months Earnings	3 months Earnings	3 months Earnings	6 weeks Earnings	6 weeks Earnings
Current Year EOAAP, MAAP or AIP	EOAAP pro-rated based on actual performance if Separation from Service is after March 31 of the performance year	MAAP pro-rated based on target, or based on actual performance for an officer of the Corporation elected by the Board, if Separation from Service is after March 31 of the performance year	MAAP pro-rated based on target if Separation from Service is after March 31 of the performance year	AIP pro-rated based on target if Separation from Service is after March 31 of the performance year
COBRA	6 months	6 months	6 months	6 months	6 months	6 months
Outplacement	6 months	6 months	6 months	3 months	2 weeks	2 weeks
EAP	3 months	3 months	3 months	3 months	3 months	3 months

(b)
Each individual who is eligible as provided in Article III above, and whose employment is classified by the Employer as a Performance Termination, shall receive, the Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services set forth below. Notwithstanding the foregoing, any Participant who is elected by the Board shall not be eligible to receive a benefit under this subsection 4.1(b).

Provision	GSLT	Grades 1-4	Other MAAP-Eligible	Salaried Exempt	Salaried Non-Exempt	Production Non-Union
Severance - Performance Termination	N/A	6 months Earnings	3 months Earnings	3 months Earnings	6 weeks Earnings	N/A
COBRA	N/A	6 months	6 months	6 months	6 months	N/A
Outplacement	N/A	6 months	6 months	3 months	2 weeks	N/A
EAP	N/A	3 months	3 months	3 months	3 months	N/A

(c)
Severance Pay, including the payment of any prorated current year AIP or MAAP shall be paid as a lump sum cash payment no later than 60 days following the Participant’s last date of employment, if the Agreement provides for a 21 day period to consider the release, and no later than 75 days following the Participant’s last date of employment if the Agreement provides for a 45 day period to consider the release, provided, however, should any payments under this Plan be delayed no interest will be owed to the

Participant with respect to such late payment. Notwithstanding the foregoing, if the Agreement provides for a 21 day period to consider the release and the last date of Employee’s employment is on or after November 1, or if the Agreement provides for a 45 day period to consider the release and the last date of Employee’s employment is after October 15, then the payment will always be made in the first applicable pay period in the following calendar year. Notwithstanding the foregoing, any current year EOAAP, or MAAP that is payable to an officer of the Corporation elected by the Board, shall be paid at the same time as it was payable under the provisions of EOAAP or MAAP but no later than 60 days following the end of the calendar year of the Separation from Service.

(d)
The Severance Pay determined pursuant to subsection 4.1(a) and (b) above will be offset by any amount paid to a Participant (but not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state law, in lieu of notice thereunder. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee's involuntary termination, and the Committee shall so construe and implement the terms of the Plan.

(e)
If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to an Employer or any affiliate, including, but not limited to, any repayment under the Corporation’s relocation program, then such Severance Pay shall be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that the Corporation may in its sole discretion elect not to reduce the Severance Pay by the amount of such indebtedness or obligation and provided that any such election by the Corporation shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(f)
Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments, whether under any severance plan or offer letter or other individual agreement, made by an Employer.

(g)	Severance Pay hereunder shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by an Employer.

4.2
Withholding. A Participant shall be responsible for payment of any federal, Social Security, state, local or other taxes on Severance Pay under the Plan. The Employer shall deduct from Severance Pay any federal, Social Security, state, local or other taxes which are subject to withholding, as determined by the Employer.

4.3
Recovery of Overpayments. If it is determined that any amount paid to an individual under this Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given and such individual shall promptly repay the amount of the overpayment to the Plan.  Notwithstanding the foregoing, the Plan in all cases reserves the right to pursue collection of any remaining overpayments if the above recovery efforts under this paragraph have failed.

ARTICLE V

PLAN ADMINISTRATION

BENEFITS ADMINISTRATION COMMITTEE

5.1
Membership. The Committee shall consist of at least three persons who shall be officers or directors of the Corporation or Eligible Employees. Members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Human Resources Officer of the Corporation (the “CHRO”). The CHRO shall appoint one of the members of the Committee to serve as chairman. If the CHRO does not appoint a chairman, the Committee, in its discretion, may elect one of its members as chairman. The Committee shall appoint a Secretary who may be but need not be, a member of the Committee. The Committee shall not receive compensation for its services. Committee expenses shall be paid by the Corporation.

5.2
Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to adopt rules relating to coverage, and to perform such other duties as may from time to time be delegated to it by the Board. Any interpretations of this Plan by persons other than the Committee or individuals or organizations to whom the Committee has delegated administrative duties shall have no effect hereunder. The Committee may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. Notwithstanding the foregoing, any claim which arises under any other plan shall not be subject to review under this Plan, and the Committee's authority under this Article V shall not extend to any matter as to which an Administrator under such Program is empowered to make determinations under such plan. In administering the Plan, the Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of, the Committee of each of the Programs, or by accountants, counsel or other experts employed or engaged by the Committee.

5.3
Procedures. The Committee may take any action upon a majority vote at any meeting at which all members are present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Committee shall be evidenced by a certificate signed by the chairperson or by the secretary to the Committee. The Committee shall appoint a secretary to the Committee who need not be a member of the Committee, and all acts and determinations of the Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.4
Rules and Decisions. All rules and decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

5.5
Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Pay.

5.6	Claim Procedure. The Committee procedure for handling all claims hereunder and review of denied claims shall be consistent with the provisions of ERISA. If a claim for Plan benefits is denied, the Committee shall provide a written notice within 90 days to the person claiming the benefits that contains the specific reasons for the denial, specific references to Plan provisions on which the Committee based its denial and a statement that the claimant may (a) request a review upon written application to the Committee within 60 days, (b) may review pertinent Plan documents and (c) may submit issues and comments in writing. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required. If additional time is required to make a decision on the claim, the Committee shall notify the claimant of the delay within the original 90 day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

The claimant may request a review of a denied claim by writing the Committee in care of the Plan Administrator. The appeal must, however, be made within 60 days after the claimant's receipt of notice of the denial of the claim. Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing. An appeal shall be given a complete review by the Committee, and a written decision, including reasons, shall be provided within 60 days. If there are special circumstances requiring an extensive review, the Committee shall notify the claimant in a written notice within the original 60 day period of its receipt of the appeal and indicating that the decision will be delayed. A final decision on the appeal shall be made within 120 days of the Committee's receipt of the appeal.

The Committee shall have all of the authority with respect to all aspects of claims for benefits under the Plan, and it shall administer this authority in its sole discretion.

5.7    Committee Discretion.

(a)
Any action on matters within the discretion of the Committee, including but not limited to, the amount of Severance Pay conferred upon a Participant, shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the sole discretion to interpret the terms of the Plan included but not limited to, whether a termination is voluntarily or involuntary, whether a Participant’s termination is for Cause, whether a Participant is offered a Comparable Position, and whether Severance Pay shall be payable to any Participant under this Plan.

(b)
Any increase or decrease in the amount of Severance Pay for Eligible Employees who are not elected by the Board, different than the amount set forth in 4.1(a) and (b) above may be authorized in their sole discretion by (i) the Committee, (ii) a Group President or Senior Vice President of the Corporation with the endorsement of either the Senior Vice President Global Human Resources or the Vice President Compensation and Benefits or (iii) the Chief Executive Officer. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all such Eligible Employees and other persons claiming rights under the Plan.

(c)
Any increase or decrease in the amount of Severance Pay for Eligible Employees who are elected by the Board, different than the amount set forth in 4.1(a) and (b) above may be authorized in their sole discretion by the Management Development and Compensation Committee of the Board. Any such increase or decrease in the amount of Severance Pay shall be final and conclusive as to all such Eligible Employees and other persons claiming rights under the Plan.

5.8
Plan Amendments. The Board may from time to time modify, alter, amend or terminate the Plan. Any action permitted to be taken by the Board under the foregoing provision may be taken by the CHRO if such action:

(a)	is required by law, or

(b)	is estimated not to increase the annual cost of the Plan by more than $5,000,000, or

(c)	is estimated not to increase the annual cost of the Plan by more than $25,000,000 provided such action is approved and duly executed by the CEO.

Any action taken by the Board or CHRO shall be made by or pursuant to a resolution duly adopted by the Board or CHRO and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board or CHRO shall authorize for that purpose.

The Board or CHRO also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or which is otherwise permitted by applicable law. Any such amendment will be binding and effective for the Employer.

Any action which is required or permitted to be taken by the Board under the provisions of this Plan may be taken by the Management, Development and Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

The Board, the Management, Development and Compensation Committee or any duly authorized committee of the Board, the CEO or the CHRO may authorize persons to carry out its policies and directives subject to the limitations and guidelines set by it, and delegate its authority under the Plan.

5.9	Annual Reporting to the CEO. The CHRO shall report to the CEO before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.10	Annual Reporting to the Board. The CEO shall report to the Board before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.11
Delegation of Duties. This Plan is sponsored by Kimberly-Clark Corporation. The Committee reserves the right to delegate any and all administrative duties to one or more individuals or organizations. Any reference herein to any other entity or person, other than the Committee or any of its members, which is performing administrative services shall also include any other third party administrators. The responsibilities of any third party administrator may be governed, in part, by a separate administrative services contract.

5.12	Funding. Benefits shall be paid from the general assets of the Corporation.

ARTICLE VI

LIMITATIONS AND LIABILITIES

6.1
Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without Cause. Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other Plan.

6.2
Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

6.3
Applicable Law. This Plan is construed under, to the extent not preempted by federal law, enforced in accordance with and governed by, the laws of the State of Wisconsin. If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

6.4
Notice. Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

6.5	Service of Process. The Plan Administrator shall be the designated recipient of the services of process with respect to legal actions regarding the Plan.

6.6
No Guarantee of Tax Consequences. The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant's gross income for federal, Social Security, or state income tax purposes, or that any other federal, Social Security, or state income tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant's gross income for federal, Social Security, and state income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is not so excludable. This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Corporation and the Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

6.7
Limitation of Liability. Neither the Employer, the Plan Administrator, nor the Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law. It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its or their willful misconduct or gross neglect, neither the Employer, the Plan Administrator nor the Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, and the Committee, from any and all liability or obligation except as provided in this paragraph.

6.8
Indemnification of the Committee. The Employer shall indemnify the Committee and each of its members and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

APPENDIX A

EMPLOYERS COVERED BY THE KIMBERLY-CLARK CORPORATION
SEVERANCE PAY PLAN

Employers	Participating Units
American Allsafe Company	All salaried and hourly non-organized employees*
Avent, Inc.	All salaried and hourly non-organized employees, and hourly non-organized employees at former Tecnol, Inc. facilities*
I-Flow Corporation	All salaried and hourly non-organized employees*
Jackson Products, Inc.	All salaried and hourly non-organized employees*
Jackson Safety LLC	All salaried and hourly non-organized employees*
Jackson-Wilson LLC	All salaried and hourly non-organized employees*
Kimberly-Clark Corporation	All salaried and hourly non-organized employees*
Kimberly-Clark Financial Services, Inc.	All salaried and hourly non-organized employees*
Kimberly-Clark Global Sales, LLC	All salaried employees*
Kimberly-Clark International Services Corporation	All salaried and hourly non-organized employees except those who transfer to a 50% or less owned foreign subsidiary on a non-temporary basis*
Kimberly-Clark Michigan, Inc.	All salaried employees*
Kimberly-Clark Pennsylvania, LLC	All salaried employees*
Kimberly-Clark Worldwide, Inc.	All salaried and hourly non-organized employees*

*including those on temporary assignment at other employers or in other classifications, but excluding employees on temporary assignment from another Employer or classification.

APPENDIX B

2013 CHESTER VOLUNTARY
INCENTIVE RETIREMENT PROGRAM

1.
In General. Notwithstanding the requirement under Section 3.2 of the Plan that Severance Pay is only payable upon involuntary termination, an eligible Participant who voluntarily terminates employment shall receive Severance Pay under subsection 3(a) below if they otherwise qualify under the terms of the Plan and meet the requirements of Sections 2 and 3 below, except to the extent otherwise limited in accordance with the terms approved by the Corporation for 2013 Chester Voluntary Incentive Retirement Program (the “Program”).

2.	Voluntary Severance Election. A Participant qualifies under this Section 2 if such Participant is:

(a)
an hourly employee employed at the Chester, Pennsylvania mill (the “Mill”) who is a member of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial Service Workers International Union, AFL-CIO-CLC, Local 10-4489, and who is age 57 or older and has at least 30 Years of Service at the time of the Participant’s Separation from Service date, and who remains actively employed with the Corporation through the date selected by the Corporation as the Participant’s Separation from Service date which is on or before December 27, 2013; and

(b)
has submitted a valid election form (the “Election Form”) to participate in the Program to the Chester Human Resources Department within the election period beginning June 17, 2013 and ending at 4:30 p.m. (Eastern Time) on June 28, 2013, and such election is accepted by the Corporation under the terms of the Program; and

(c)	If more than 60 eligible employees elect the Program, the Corporation will accept elections in order of seniority within the Mill.

3.
Severance Pay. Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments, whether under any severance plan or offer letter or other individual agreement, made by an Employer.

(a)
If a Participant is age 57 or older and has at least 30 Years of Service at the time of the Participant’s Separation from Service date the Participant will be entitled to receive a lump sum severance payment of $30,000 under the Program.

(b)
Severance Pay shall be paid as a lump sum cash payment no later than 75 days following the Participant’s last date of employment, provided, however, should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment. Notwithstanding the foregoing, if the last date of Employee’s employment is after October 15, then the payment will always be made in the first applicable pay period in the following calendar year.

4.
Release Agreement. No Participant shall be entitled to receive any of the benefits provided under the Program hereunder unless such Participant executes a Release Agreement (the “Release Agreement”) to the Chester Human Resources Department no later than 4:30 p.m. (Eastern Time) on the 45th day after the Participant received the Release Agreement. Once an employee has elected to participate and is selected to participate in the Program, the election cannot be revoked, even if the employee decides not to sign and return the Release Agreement.

5.
Release Agreement for Unreduced Pension Benefit. If a Participant is under the age of 60 as of the Separation from Service date, the Participant must also sign and return a Release Agreement for Unreduced Pension Benefit to the Chester Human Resources at the same time as the Unreduced Pension Benefit, the Participant will not receive the unreduced pension as part of the

Program and the Participant’s retirement benefit will be paid at a reduced rate under the terms of the Pension Plan.

6.
Extension of the Program. The Corporation reserves the right to extend the period of the Program or the Separation from Service date and retirement date for specific employees as deemed necessary by the Corporation.

7.
Excluded Participants. Notwithstanding any provision in this 22nd Amendment to the contrary employees who voluntarily terminate employment prior to the last day of employment prescribed for such individual by the Employer are excluded from participation in this Program.

APPENDIX C

PARIS AND OGDEN MILLS
2013 VOLUNTARY
SEVERANCE PROGRAMS

1.
In General. Notwithstanding the requirement under Section 3.2 of the Plan that Severance Pay is only payable upon involuntary termination, an eligible Participant who voluntarily terminates employment shall receive Severance Pay if they otherwise qualify under the terms of the Plan and meet the requirements of Sections 2 and 3 below, except to the extent otherwise limited in accordance with the terms approved by the Corporation for this Paris and Ogden Mills 2013 Voluntary Severance Programs (the “Programs”).

2.
Voluntary Severance Election. A Participant qualifies under this Section 2 if such Participant is a salaried non-exempt or hourly employee employed at the Paris Mill, Texas, or the Ogden Mill, Utah, and who

(a)
submits an election to participate in the Program, as prescribed by the Corporation, on or after September 19, 2013 and on or before 5:00 p.m. eastern time on October 5, 2013 and separates from service with their Employer on the last day of employment prescribed for such individual by the Employer, provided that such date is prior to October 15, 2013 and who is (i) employed by the Corporation as an operations employee at the Paris Mill, Texas, as of August 14, 2013, and is one of the thirty-one (31) Operations employees, and four (4) L5 or greater Maintenance Technical Resources (Mechanics, Electricians, Planners) to elect the Program and be accepted on the basis of seniority. The thirty-one (31) Operations Department employees may also include Tier II (non-technical) - Stores (All GPL), Maintenance (GPL 4 or <), Engineering (GPL 4or<). If less than four (4) Maintenance Technical Resources select severance, then the difference may be made up from the Tier II (technical - Engineering) GPL 5 following workgroup. For purposes of eligibility for this Program employees have been grouped according to their home department;

(b)
is employed by the Corporation as an hourly or salaried non-exempt operations employee employed at the Ogden Mill, Utah, as of June 25, 2013, and is one of the thirty-six (36) employees to elect the Program by 2:00 pm eastern time for Ogden and be accepted on the basis of seniority. Operations Department employees are eligible as well as a maximum of up to 4 Maintenance, 2 Stores and 2 Administration employees are eligible for severance under this Program. For purposes of eligibility for this Program employees have been grouped according to their home department; (c)    If more than thirty-one (31) Operations employees, and four (4) L5 or greater Maintenance Technical Resources (Mechanics, Electricians, Planners) at Paris elect the Program, the Corporation will accept elections in order of seniority within the Mill per defined tier. If more than thirty-six (36) employees at Ogden elect the Program, the Corporation will accept elections in order of seniority within the Mill.

NOTE: Qualified employees who have voluntarily left employment at the Paris Mill after August 14, 2013 will be included in this severance pay plan benefit as though they submitted an election to participate in the Program. Qualified employees who have voluntarily left employment at the Ogden Mill after June 25, 2013 will be included in this severance pay plan benefit as though they submitted an election to participate in the Program.

3.
Severance Pay. Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments, whether under any severance plan or offer letter or other individual agreement, made by an Employer.

(h)
Each individual who is eligible for severance as provided in subsections 2(a) or (b) above, shall receive, the Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services set in subsection 4(a) of the Severance Pay Plan.

(b)
Severance Pay shall be paid as a lump sum cash payment no later than 75 days following the Participant’s last date of employment, provided, however, should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment. Notwithstanding the foregoing, if the last date of Employee’s employment is after October 15, then the payment will always be made in the first applicable pay period in the following calendar year.

4.
Release Agreement. No Participant shall be entitled to receive any of the benefits provided under the Program hereunder unless such Participant returns an executed Separation Agreement and Full and Final Release of Claims, in the form required by the Corporation, to the Paris or Ogden Human Resources Department no later than the 45th day after the Participant received the Separation Agreement and Full and Final Release of Claims and such Participant does not revoke such Separation Agreement and Full and Final Release of Claims in writing within the 7-day period following the date on which it is executed. Once an employee has elected to participate and is selected to participate in the Program, the election cannot be revoked, even if the employee decides not to sign and return the Separation Agreement and Full and Final Release of Claims.

5.
Excluded Participants. Notwithstanding any provision in this 23rd Amendment to the contrary, the following Participants, and each of the following groups of Participants are excluded from participation in this Program:

(a)	members of the Distribution/Logistics groups at the Paris and Ogden Mills;

(b)	salaried exempt employees; and

(c)	employees who voluntarily or involuntarily terminate employment prior to the last day of employment prescribed for such individual by the Employer.